UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2017

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 702 1404

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

On February 7 2017 Regen Biopharma, Inc. ( “Licensor”) entered into an agreement (“Agreement”) with Checkpoint Immunology, Inc. (“Licensee”) whereby Licensor granted to Licensee an exclusive worldwide right and license for the development and commercialization of certain intellectual property controlled by Licensor (“ License IP”) for human therapeutic use. Licensee is a wholly owned subsidiary of Licensor.

This Agreement shall commence as of February 7, 2017 and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis ( as the term “Licensed Product” is defined in the Agreement) but in no event later than fifteen years after the date of this Agreement

Pursuant to the Agreement, Licensee shall pay to Licensor tiered royalties on Net Sales, as such term is defined in the Agreement, as per the following schedule:

Royalty rate
$1-$500,000,000	8%
$500,000,001 to $1,000,000,000	10%
$1,000,000,001 and greater	12%

The Agreement anticipates the payment from Licensee to Licensor of payments ( the amount of which to be agreed upon with an outside finding source) to be made upon certain development based and sales based milestones having been achieved as well as payment from Licensee to Licensor of a royalty rate on sublicenses granted by the Licensee with regard to the License IP (“Sublicense Revenue Sharing”) .. The terms of Sublicense Revenue Sharing are to be agreed upon with an outside funding source. As of February 8, 2017 neither of Licensor or Licensee have entered into any agreement with an outside funding source in connection with this Agreement.

The Agreement may be terminated by the Licensor at Licensor’s sole discretion, as follows:

To the extent permitted under applicable Laws, Licensor shall have the right to terminate this Agreement in its entirety, at Licensor’s sole discretion, upon delivery of written notice to Licensee upon the filing by Licensee in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of Licensee or its assets, upon the proposal by Licensee of a written agreement of composition or extension of its debts, or if Licensee is served by a third party (and not by Licensor) with an involuntary petition against it in any insolvency proceeding, upon the 5th day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by Licensee of an assignment for the benefit of its creditors.

Licensor shall have the right to terminate this Agreement in its entirety, at Licensor’s sole discretion, in the event of a material breach by Licensee of the terms and conditions of the Agreement.

Licensor shall have the right to terminate this Agreement in its entirety in the event that Licensee fails to fulfill its obligations to execute the Development Plan in accordance with Exhibit A-1 of the Agreement, provided that Licensee has not cured such breach within three months following written notice by Licensor

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Licensor shall have the right to terminate this Agreement in its entirety in the event Licensee (or any of its Affiliates as such term is defined in the Agreement) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the License IP.

Licensee shall have the right to terminate this Agreement, at Licensee’s sole discretion, as follows:

Following completion by Licensee of the Development Plan of the Licensed Product ( as such term is defined in the Agreement), upon three month’s prior written notice in the case where there is a breach to this agreement, or upon thirty days prior written notice in the case where a default occurs by the Licensee.

In the event of a material breach by Licensor, provided that such breach has not been cured within three months following written notice by Licensee to Licensor. Any such termination of this Agreement shall become effective at the end of the applicable cure period, unless Licensor has cured any such breach or default prior to the expiration of such cure period.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement , which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 9.01 Exhibits.

Exhibit No.	Description of Exhibit
10.1	AGREEMENT.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: February 8, 2017	By: /s/ David Koos
David Koos
Chief Executive Officer

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